Exhibit 99.3

MMS- Q1 2007 MAXIMUS, Inc. Earnings Conference Call

February 8, 2007, 8:30 AM ET

CORPORATE PARTICIPANTS

Lisa Miles
MAXIMUS - IR

David Walker
MAXIMUS - CFO

Rich Montoni
MAXIMUS - President, CEO

CONFERENCE CALL PARTICIPANTS

George Price
Stifel Nicolaus - Analyst

Cynthia Houlton
RBC Capital Markets - Analyst

Charles Strauzer
CJS Securities - Analyst

Tom Meagher
Friedman, Billings, Ramsey Group, Inc. - Analyst

Matthew McKay
Jeffries and Co. - Analyst

Jason Kupferberg
UBS - Analyst

Steve Balog
Cedar Creek Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to MAXIMUS' first quarter earnings conference call.

[OPERATOR INSTRUCTIONS]

At this time, I would like to turn the call over to Lisa Miles, Director of Investor Relations.

Lisa Miles - MAXIMUS - IR

Good morning. Thank you for joining us for our first quarter earnings conference call. If you wish to follow along, a presentation has been posted on our website under the Investor Relations page. On the call today is Rich Montoni, Chief Executive Officer, and David Walker, Chief Financial Officer. Following our prepared comments, we will open the call up for Q&A.

Before we begin, I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions, and actual events or result may differ materially as a result of risks we face, including those discussed in Exhibit 99.1 of our SEC filings. We encourage to you review the summary of these risks in our most recent 10(K) filed with the SEC on December 13, 2006. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances.

And with that, I will turn the call over to Dave.

David Walker - MAXIMUS - CFO

Thanks, Lisa. Good morning.

The Company reported first quarter revenue totaling $161.1 million and a net loss of $10.4 million or $0.48 per diluted share. As outlined in this morning's press release, financial results were impacted principally by the Texas project which accounted for approximately $27 million in losses, or $0.80 per diluted share.

There are three main components in the $0.80 per diluted share. First, the operating loss on the Texas project in the first fiscal quarter was $11.9 million, or $0.35 per diluted share. While we demonstrated some modest improvements relative to last quarter, it fell short of our guidance of $10 million. The operating environment did not lend itself to driving increased efficiencies. Second, we also booked a provision of $12.1 million, or $0.36 per diluted share, with substantially all of the outstanding receivables on the Texas project at December 31. And, lastly, we accrued $3 million, or $0.09 per diluted share, for future legal expenses related to the ongoing arbitration process with Accenture.

For the last couple of quarters, we've been talking about performance of the Company's base operations. We define base operations to be our financial results, excluding losses on the Texas project and legal expenses. Base operations, which exclude Texas and legal expenses, delivered $0.32 per diluted share. The result of base operations is lower than most analysts' expectations because of a contract dispute on a Child Support system implementation in Ontario. This dispute resulted in an impact of approximately $4 million or $0.12 per diluted share.

We are no longer working on the Ontario project and have fully reversed any receivables we feel are owed to us in this dispute. Management continues to aggressively address any remaining legacy fixed price contract challenges. Rich will discuss this in greater detail later in the call. The loss in Ontario results in a tax loss that cannot immediately be utilized by the Company. This has an adverse impact to our effective tax rate, which is why our effective tax rate was reduced to 35.9% in the quarter.

Let's move into the results by business segment, starting with Consulting. Consulting segment revenue was $24.7 million for the quarter, up 4.3% over last year. Operating income for the Consulting segment totaled $2.8 million for the quarter, or an operating income margin of 11.4%. The Consulting segment continues to meet expectations. The segment's results can fluctuate as a result of timing associated with completion of work and customer-required actions for work acceptance. While the timing is difficult to predict, we currently expect our second quarter operating income to be softer, with a return to relatively higher margins for the second half of the year.

Moving into the Systems segment, Systems revenue in the first fiscal quarter totaled $34.5 million and was lower compared to the first quarter of last year which benefited from higher levels of license revenue. This segment also recorded an operating loss in the first quarter of $1.6 million, principally related to weaknesses in the Education Systems division. Education launched an enterprise version of its SchoolMAX Student Information System at the end of last FY and will continue to deploy both technical and sales resources. While we see many large software licensing opportunities in the market, these contracts take longer to negotiate and implement and generally require license revenue to be recorded ratably. In the long run, this should lead to a more predictable model, but 2007 will be a transition year for Systems.

Turning to the Operations segment. As I noted earlier, first quarter results were impacted principally by the Texas project. Revenue for the Operations segment totaled $101.9 million for the first quarter. Revenue was reduced in the quarter by approximately $16 million as a result of the provisions taken on the Texas and Ontario projects. This segment lost $16 million in the first quarter, driven by the pre-tax operating loss in Texas of $11.9 million, the $12.1 million provision in Texas for outstanding receivables, and the $4 million loss provision for the Ontario contract.

Excluding the impact of the Texas and Ontario projects, the rest of the segment is performing exceedingly well. Operating margins for the Operations segment excluding Texas would have been 7.7%. If we exclude the Ontario project in addition to Texas, the operating margin would have been 11.7%. Excluding the results of Texas and Ontario, the Operations segment performed at the high-end of our expectations.

I've already covered the major expense items in the quarter. While losses in Texas continue to impact the Company's overall operating margin, we expect total Company margins may return to more normalized levels later this fiscal year. This is dependent upon the outcome of Texas. We think operating margins should be the primary focus since SG&A and gross margin can fluctuate because of operational staff charging to proposal or other administrative activity.

With that said, the SG&A as a percentage of revenue was adversely impacted by the revenue reductions in the quarter previously discussed of approximately $16 million. While SG&A expense remained relatively flat sequentially to the fourth quarter of last year, the reduction in revenue has caused SG&A as a percentage of revenue to increase. As we work on the events surrounding Texas, we are focused on making strategic reductions in our administrative costs, lock step with transition of our Texas project staff. Beyond Texas, we are and will continue to manage SG&A costs closely.

A couple of final items on the P&L. Other income was $0.5 million in the quarter. This was a result of currency losses recorded in the quarter of approximately $700,000. This currency charge is a non-cash item in which we recognize the economic loss of value associated with cash advance to fund our Canadian operations. The currency loss was offset by a comparable amount relative to the gain on the sale of the Corrections business which closed during the first quarter.

Moving on to balance sheet and cash flow items. We ended the first fiscal quarter with cash, cash equivalents, and marketable securities of $163.8 million. Our accounts receivable for the quarter totaled $166.9 million. We also have $2.2 million in long-term accounts receivable which are classified within our other assets on the balance sheet. We made solid headway in our unbilled receivables, which is a reflection of some of our efforts to achieve better contract terms and complete older fixed price milestone contracts.

DSOs improved in the quarter to 96 days, driven by strong collections and receivable management. Historically, the timing of holidays in the quarter caused our DSOs to be relatively higher in this quarter. So in that context, the reduced DSOs represent considerable progress. We paid a quarterly cash dividend of $0.10 per share in November, and we ended the quarter with net cash provided from operating activities totaling $7.6 million.

An with that, I will turn the call over to Rich.

Rich Montoni - MAXIMUS - President, CEO

Good morning, everyone. We have a lot to update you on today, so let's jump right in. Dave covered the financials in great detail, so let's start with the operational items on Texas. For background purposes, let me remind you that there are three main components to the project.

The first is the Children's Health Insurance Program known as CHIP. In December, we announced that we would be transitioning this component of the program to Accenture. Since that time, we've been working in cooperation with Accenture to ensure a smooth transition and, as planned, handed the bulk of the CHIP operational work over to Accenture earlier this week. We do expect some remaining ramp-down in the next few weeks.

And the second component of the project is Medicaid enrollment where we continue to work on this important program. We are in the process of assessing our role in this program on a go-forward basis.

The third and most complex component of the Texas program is the integrated eligibility piece. Recently, we notified Accenture of our intent to pursue termination of the subcontract if Accenture's events in default are not cured by February 16, 2007. Failing a cure, we plan to begin the transition of the integrated eligibility operations as early as mid-February. For the first quarter, the operating loss and provision for accounts receivable for the Texas project totaled $24 million pre-tax which includes the financial impact from the CHIP, EB, and IE operations. However, as our scope is reduced, it may be reduced further on these elements of the project; we do expect the losses will trend down.

That said, we do expect to incur substantial operating losses in the second quarter related to these operations, ranging between $13 million and $18 million. This would put our expectation for a full-year loss on the Texas project in the $45 million to $50 million range. While we already have reduced headcount as we balance resources, we do anticipate that severance transition and wind-down costs will be incurred in fiscal 2007.

It is important to note that the Texas project may likely become less of an operational issue should we further reduce our roll. Then, the large recurring operating loss as related to Texas would move off the P&L, and this would be in the next few months. Certainly, responsibility for the losses will be an element of the arbitration proceedings, but as our direct responsibilities on the contract lessen, the Texas project should require less operational oversight and enable us to focus on strengthening the remainder of our base business.

We are also moving forward to resolve the Texas contract with Accenture through the arbitration process. Because this is in arbitration, it is not appropriate to delve into the details of the case, but let me give you an idea of time line and process. The arbitration panel is not finalized. Once the arbitration panel is in place we will have a clear idea of the formal time line. But following the finalization of the panel we expect to to go through a discovery phase which may take several months. A hearing would probably not occur until sometime in 2008.

Although there can be no assurances about the outcome, we remain confident in the merits of our case and we will continue to pursue our rights and remedies. One final note on this product, each side is claiming damages in excess of $100 million. However, our limit of liability on the Texas subcontract is $250 million. While that does not cap our operating losses, it should serve as a limit on our exposure in the arbitration.

Beyond Texas, we continue to aggressively address other outstanding legacy issues in an effort to strengthen our Company and position it for long-term sustainable growth. As Dave discussed and was disclosed in today's release, we recorded a provision in the quarter related to a Child Support systems implementation project in Ontario, Canada. This particular project is beyond our core Child Support operations. We traditionally focus on the front end case management and call center operations side of this business.

In this case, this particular client came to us by referral on work we did for a peer customer. We are no longer performing work on the project and expect no further operating losses as a result. We are also continuing our dialogue with the client to try to finalize a resolution. Failing that, the matter could end up in litigation. However, the contract sets forth a limitation of liability which we believe would cap our exposure at $4.3 million. Contracts such as this one were written years ago under different protocols, policies, and procedures. As you know, our core strategy in fiscal '07 has been to focus on our existing book of business. This includes eliminating project losses. As we eliminate these losses, we will see improved operating margins.

For this reason we are focused on improving our quality and risk management guidelines. Our challenge is first to identify issues with existing legacy projects as we finish work on the. And, second, to mitigate future risk in new projects. What we found is that issues typically arise in the project life cycle in three main areas including contract terms, project start up, and in bidding, where we have historically-accepted fixed price terms on certain contract elements.

I talked to you a few quarters ago about some of the new tools we've implemented, particularly in the area of contracting and compliance as well as quality and risk management. We've added headcount in these areas and have also invested in training for line-level project managers. To this end, we've also taken many important steps to root out problems before they surface. This includes on the front end with our contracts administration as well as through our quality and risk management.

We have created and staffed a centralized contract management process under a corporate contracts administration and management organization. Highly experienced and certified professional contract directors now support each segment of the Company, ensuring appropriate terms and conditions are bid and negotiated in all business contracts. Certain high risk terms are now addressed in each contract. For example, certain standard clauses that are frequently found in State contracts, such as unlimited liability, are no longer being accepted as a matter of course. If we cannot negotiate them out completely, we generally recommend modification or we will refuse the work.

Let me give you an example that I think illustrates the dramatic shift in our approach to new business by comparing and contrasting our efforts on two different contracts, one that we put in place a few years back versus the other which we signed last quarter. The first, a project which was signed a couple of years ago, was not subject to a formal internal contract review. In years past, the emphasis was on driving sales and bringing in the business rather than on profitability and securing the most favorable terms and conditions. In this case, the contract was signed with unclear milestones that were back-ended, which created a large unbilled receivable, and there was not enough clarity on what constituted completion. Not surprisingly, we had cost overruns and losses at the ends of this fixed price contract.

The second contract on a similar piece of business was signed this past fall and was dramatically different. The contract went through a formal internal contract and review process and was also elevated to our senior executive bid review committee. The rigorous review processes are now done to ensure that key criteria are met and that we are able to negotiate more favorable terms than what we may have agreed to in the past. And in this case, we achieved that goal by negotiating with the client up front to more clearly define milestones, completion, and to improve payment terms.

Turning to our efforts on the quality and risk management side, we have a strong leader in place that has been with MAXIMUS for several years and is making significant headway. Over the course of the last year we have adopted professional standards and have appointed QA leads for each business segment. To help us identify issues early on, our QA organization now conducts a number of key reviews for existing projects. These reviews include independent verification and validation, or IV&V reviews; full detailed field reviews, which is akin to an operational audit review; and self-assessment reviews conducted by the project manager to really help us understand what the project manager may consider to be the most pressing issues facing that project.

These are just some examples of how we are making progress. So while we've had a couple of surprises along the way since my return as CEO, we are working to avoid and mitigate these levels of risk in future projects. Certainly, the nature of the overall business is that we will have a portfolio of winners and losers. We can't run a risk less business, so the key is avoiding issues where possible and reducing the number of losing projects. I am confident that we now have the appropriate infrastructure in place, with new policies and procedures that is having, and will have, a substantial impact as we go forward.

We do have some legacy projects that we will have to churn through, and we will do so under aggressive management. This is not a one-quarter fix. This is an approach which we will expect to continue through aggressive implementation in oversights into the foreseeable future. We are moving from an entrepreneurial approach to one that is more disciplined and driven by the bottom line. This really represents a cultural shift within our organization and will take some time, but we are generating traction.

I just want to point out one additional area which is targeted for policy change. Where we agree to a fixed-price contract, we are moving away from fixed-price conditions for certain contract components such as data conversions, systems interface, and report generation that we may know little about at the time the bid is priced. By doing this we should avoid the cause of much historical project performance issues.

Moving on to new sales and pipeline statistics. While earnings in the short term will come from optimizing the existing base business, our long-term growth is contingent upon bringing in new profitable business. Our new sales awards and current pipeline reflect our emphasis on singles and doubles rather than on home runs. On this front, we were just notified of an award for a new health enrollment broker job that should contribute about $30 million annually over the five-year term of the contract. We are working to finalize the deal and get it signed in the upcoming quarter.

While our overall YTD sales are down compared to last year, the jobs we have won thus far reflect smaller projects in our core competency. This also reflects a more disciplined approach to new business, which I've talked about in great detail today. Our increased rigor in our internal processes has led us to target more profitable, lower risk new business. And lastly, and this is an important note, our long-term growth is not tied to performance of one large complicated project. As such, YTD signed contract wins totaled $80 million, and new contracts pending totaled $142 million. The overall pipeline remains healthy at $1.3 billion, with sales opportunities across all segments of the business. The pipeline is filled with many opportunities in our sweet spot, with jobs up to $50 million.

In addition to the progress we have made in troubleshooting within our current book of business and employing higher standards on new opportunities, we continue to diligently review our business portfolio and take the necessary actions to position MAXIMUS for the long-term. As Dave noted, we have booked a gain on the sale of our Corrections business in the quarter and exited the Student Loan business which was immaterial. It's good to have the benefit in the quarter of these dispositions, because we avoided what would have otherwise been operating losses from these businesses. Looking out, it's possible there may be additional dispositions in this calendar year. We continue to review the business portfolio but have not finalized our plans with respect to this.

During the quarter, the Company did not complete any share repurchases under its board authorized program. We fully recognize and respect our shareholders' views on this important program. However, in the short term, MAXIMUS will maintain its cash reserves, but we will continue to evaluate our share buyback as the situation in Texas evolves.

And lastly, we need to revisit guidance for fiscal 2007. We now estimate revenue for fiscal 2007 to be in the range of $710 million to $730 million, which reflects the impact from the Texas project. I last talked to you during our conference call in December. At that time, we stepped away from our guidance on Texas since we did not have a lot of visibility for how the project was going to play out for the remainder of the year. Today we are in a better position to put some fences around where we think the total losses will be for fiscal 2007. Based on what we know today, the situation remains fluid, so it's possible it could change. We expect to incur pre-tax losses on the Texas project for fiscal 2007 of $45 million to $55 million. We expect the second quarter loss to range between $13 million and $18 million, and that the losses will likely abate substantially in the second half of the year.

Switching over to base operations, we currently expect that our base operations will deliver a diluted EPS range between $2.00 and $2.10. And this obviously includes the aforementioned $4 million impact from the Ontario job in the first quarter. So when we put all that together, taking the loss range on Texas and our guidance from base operations, we expect total Company diluted EPS for the full FY to be somewhat back end loaded and to be between the range of $0.40 to $0.80.

Just to wrap up before we open the call to Q&A, we took more necessary steps in the quarter to clean up legacy issues and position MAXIMUS for long-term profitable growth. Failing a cure from Accenture, we plan to transition them, the IE component of the Texas project, starting as early as this month. In addition, the transition of the CHIP program has largely been completed. While I'm not happy with the situation on the legacy Ontario Systems project, it is necessary that we manage these items aggressively, work with the client, and move on.

Today, MAXIMUS is increasingly more reliant on stricter procedures and protocols. We have a more accountable organizational structure. This is in keeping with a company of our size and caliber. On the new business front, our intent is to win profitable, manageable business rather than drive our business by one-off home run contracts. And it appears to be working. The new business we are winning provides for more favorable terms and meets our more stringent review process.

It has been a challenging road we have traveled over the past few quarters, but, as a result of some of the tough, disciplined steps we've taken, there are fewer unknowns today in our business than there were a year ago, and there are more compelling, sustainable opportunities for growth. We still have more work to do, but we are on the right path.

And with that, let's open it up for questions.

Operator

Before we go on to Q&A, I would like to turn the call back to Lisa Miles for one last clarification.

Lisa Miles - MAXIMUS - IR

I just have two notes of clarification related to Rich's comments. The total FY '07 expected losses on the Texas contract are $45 to $55 million, and this does include the $3 million provision for legal expenses related to the arbitration. And secondly, Rich talked about a new health enrollment broker win in his prepared comments. That's actually a $30 million win over the five-year term of the contract. It's not annually. So, $30 million over the five-year term of the contract. Thank you.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

The first question comes from the line of George Price with Stifel Nicolaus.

George Price - Stifel Nicolaus - Analyst

Hi. Good morning, everyone. First, in terms of the Texas improvement in the second half of the FY or the overall improvement, what other assumptions in terms of the profit improvement that's implied in the second half of the year besides Texas, anything in terms of timing of software sales? Or if you could just remind us of some of the seasonal impacts that might be going on, anything like that to help us understand how you are going to get there.

Rich Montoni - MAXIMUS - President, CEO

George, to clarify your question, is it towards base ops or is it towards Texas assumptions?

George Price - Stifel Nicolaus - Analyst

I'm sorry, actually you're right, it's towards base ops, Rich. I'm sorry.

Rich Montoni - MAXIMUS - President, CEO

All right, George. On base ops, and Dave Walker, feel free to chime in here, certainly you touch upon one key factor and that's the seasonality. As you are well aware, this December quarter is by far our softest quarter, so I think that's a major factor.

And I will let David talk a little bit about ratable recognition.

David Walker - MAXIMUS - CFO

Sure. You know, as we look at our larger software license opportunities, they get more complex and the accounting standards drive you towards ratable recognition. So, on our larger opportunities we see more of those. So that gives you less opportunity for a dramatic upside, but it does tend to smooth results. When we baked into our forecast, we presumed our larger software deals were generally ratable. With that said, the smaller licenses tend to be -- we tend to be able to recognize pretty quickly up front, and they tend to be quick installs. We also get some back-ending of things like our Rev Max programs and things like that, so there is some inherent seasonality in those things.

George Price - Stifel Nicolaus - Analyst

Okay. And, actually, if you could clarify, too, maybe talk about some of the assumptions around the profit improvement, in Texas specifically, in the back half of the year. And if I could also ask in terms of what the assumptions are in the $3 million of legal expense, how far does that take you? Thanks.

Rich Montoni - MAXIMUS - President, CEO

George, on Texas, the best way to answer the question is to talk about what we see happening to the various components. As we've talked, the main components being the CHIP program, the IE program, and the EB program. And our assumptions are based upon the fact -- and first off, Accenture has until February 16 to cure the situation, and if that happens, then these assumptions may not hold true. But, if they do not cure, what we expect will happen is the IE component of the system will be transferred to Accenture.

And the best thing to do -- I'll give you some total headcount expectations here which I think will help you understand the assumptions, the key assumption, that drives the forecasted numbers. So we expect that if they don't cure by February 16, we will hand over the IE operations. And CHIP, as you know, is well under way in terms of transferring responsibilities. And then EB, the situation with EB is that the State desires that we continue to provide the EB services. We are willing to provide the EB services. We need to have some discussions as it relates to scope and terms and contract structure, which is underway. So I would expect we would continue to perform EB, if we can get over those assumptions I just mentioned.

Adding that all up to give you some metrics, at the end of December we had roughly 1200 employees, FTEs on the Texas project for all three components. We see that winding down at 331, such that we have less than 500, most of which would be related to EB. One data point that you might find helpful is, at 2/05 we have 773 FTEs on the project.

George Price - Stifel Nicolaus - Analyst

Okay. And just so I understand on the EB, what's your assumption in terms of the discussion on terms and scope? Are you assuming that you hold on to it, are you assuming that --

Rich Montoni - MAXIMUS - President, CEO

We are assuming we would hold on to it, but, again, we have some discussions that have to occur and that are in process.

George Price - Stifel Nicolaus - Analyst

And the last thing is, if Accenture does cure by mid-February, you said these assumptions may not hold true. I'm assuming -- well, would that mean better or worse? I assume better but -- .

Rich Montoni - MAXIMUS - President, CEO

I think that would require some different headcount resources, and we would have to work through those details. We would have to change the assumption, so we would have to continue to provide additional resources, and that would have to take just a total new analysis, George.

George Price - Stifel Nicolaus - Analyst

Okay. Thank you.

David Walker - MAXIMUS - CFO

George, Dave Walker. A couple other things on the back end, I was just quickly going over my notes. We have a large -- some large wins in Systems which are fixed price in ERP. And if they just ramp up, this is work we have in hand, they drive a bit more revenue and a bit more profit, so that has the effect of some seasonality. Some of our contracts in the past that have been challenging we've been winding down; that's the good news. And that's why our unbilled receivables have been winding down as we bring in those retentions.

Our tax crediting business tends to be a bit back-ended for us too. We actually incur some cost on the front end, with the revenue coming more in the back end of the year, so that's pretty big. And in our health business there's some activity around enrollment and things like that that can drive our revenues and our profits in the back half of the year. So, a little more flavor to help you out.

George Price - Stifel Nicolaus - Analyst

Okay, thanks. I will hand it over.

Operator

The next question comes from the line of Cynthia Houlton with RBC Capital Markets.

Cynthia Houlton - RBC Capital Markets - Analyst

Hi. Just some questions around the -- in terms of the of the Ontario contract, maybe just a little bit of background of how this came about? You said that you are continuing to look at contracts that obviously aren't meeting expectations. Again, this something that all happened in Q4 or just a little bit more background on that? And what other contracts are out there that are potentially like this in terms of scale/scope?

Rich Montoni - MAXIMUS - President, CEO

Sure. Good question, Cynthia. Let me talk a little bit about the Ontario project. This is a contract that was signed in 2005 by our -- a Canadian subsidiary called Themis. MAXIMUS cosign the contract as guarantor. This business was developed and the contract was signed under old protocols. I will say that we do believe that matters would have been different today under our new protocols.

This situation is in dispute, so I don't want to get too involved in the details of the dispute. We do continue to dialogue with this client, and we may find a resolution or we may end up litigating the situation. And as we talked about in the call notes, we wrote off all of the receivables, we just don't want this to be a future surprise, and we are no longer performing work on the contract. So, again, I don't expect future operating losses from it.

A little bit more in background and this helps you understand what the dispute is and how did this come about. In December of '06, the client purported to terminate this for default. And this is a contract to provide software and services in support of the Provinces' Child Support system. The Ministry alleges Themis failed to meet certain contract requirements pertaining to the deliverables, the services, and the timeliness of those deliverables and services. Themis believes it fulfilled its obligations, and, frankly, any open matters today are a result of the non-cooperation of the client.

There haven't been legal actions filed as of this date, but the client has exerted damages of $25.5 million, that's U.S., in some of their correspondence. Themis disputes the damage claim and believes any damages would be capped at $4.3 million pursuant to the limitation of liability in the contract. So that's a little bit -- is that helpful, Cynthia?

Cynthia Houlton - RBC Capital Markets - Analyst

Yes, that is helpful. Anything else in the pipeline that is something that you are actively in discussions with or in terms of this type of magnitude?

Rich Montoni - MAXIMUS - President, CEO

Let me talk a little bit about this concept of underperforming contracts. First off, as I said in my call notes, we can't run a riskless business. And in the normal course, we will have a portfolio with underperforming contracts. As I mentioned in the call notes, I do believe we've put in place the key elements to adequately ensure that the new work we are writing is balanced, that it has the right degree of risk management, if you will, and I made some points in that regard. And to reiterate a summary point is, we are now avoiding contracts that have inordinate risk profiles, and we consider such factors as size, complexity, limited liability, our core competencies and how they map to the requirement of the contract. And, frankly, we try to avoid situations where there are key variances outside of our control. And I would say that we have routinely not bid or declined to renew on certain contracts of late, including one of yesterday, we decided to not renew, frankly.

As to legacy contracts, those written prior to these new protocols, we have taken steps, and this is a process, to first identify and then remedy contracts that are at risk. I do believe we have identified substantially all high-risk projects, and this is the first step. And following that, we have put in place processes to focus on risk management of those projects. So I believe we know those projects that represent risk, and there's a process in place to aggressively manage them. Now whether any of these become major problems -- financial problems in the future remains to be seen, and you know there's no absolute assurance about this.

But we are managing these situations aggressively. And I can tell you I'm confident that as a result of these efforts, the overall quality of the portfolio is better today than it was in prior periods, and most notably a year ago, and once we overcome these project issues, I believe we will start to see some pretty significant improvement in our financial results. I think it will be substantial. I've pointed out in the past that this is our number one opportunity to improve our margin to get to that 10% plus operating margin, and I think this one factor alone will help us get to this, what's our number one goal, and that's project execution, project performance. Okay?

Cynthia Houlton - RBC Capital Markets - Analyst

Thank you.

Operator

The next question comes from the line of Charles Strauzer with CJS Securities.

Charles Strauzer - CJS Securities - Analyst

Hi, good morning. Two questions. The first question goes more on the philosophical or the macro view of the customers. Rich, if you can, talk a little bit about the customer reaction when you talk to your ongoing clients, potential clients, and their reaction to what's happened in Texas and some of the other things, like in British Columbia and now Ontario. Is there any push back from them?

And then also, when you look -- when you talk to them about, essentially, new contracts and new RPs that are coming out, is there any shift at all from the fixed cost nature to more of a cost plus nature?

Rich Montoni - MAXIMUS - President, CEO

Let me talk about these two-point, Charlie, good points. On the Texas, BC, Ontario, it has been surprisingly, our customer base is very understanding of the circumstance. I will tell you, the number one thought that I have when I visit customers and get reactions to their observations of these circumstances is, they seem to be very understanding, because most of them have very large complex systems. Frankly, most of them fall back on their personal relationship with MAXIMUS, the service that they are receiving, and are they satisfied. And that's their key point. So they are very understanding of large systems that have difficulties. And their primary point of focus is the quality of the service that they are receiving, and that's what's most important to them. And I have yet to run across any situation where services or the contracts that you've mentioned have swayed, I think, other customers' sentiment as it relates to the direct relationship with MAXIMUS. Okay?

On the second point, new contracts, is there a shift from fixed fee to cost plus? I don't think there's a macro shift. I do think that certain States procure in certain fashions and Federal Government, most notably, leans towards cost plus. States and localities tend to lean towards fixed fee. And what's happening here as we propose and as we negotiate, while something is fixed fee, the detail is in the devils. You can propose a fixed fee but provided you are very specific on the underlying assumptions, that's the key, and that's what we are really focused on. So, sustainably, while we can quote a fixed fee situation, we are getting very particular to specify what we are going to deliver, what the responsibility of the client is, and when there's overages that are a result of factors outside of our control, we have the contractual capability and moxie to go over to, basically, pursue collection for that additional work.

Charles Strauzer - CJS Securities - Analyst

So, on the call today, basically where there wasn't a remedy before and you had to kind of fight about it after the fact, now you are putting those remedies into the contract to avoid those situations?

Rich Montoni - MAXIMUS - President, CEO

That's correct.

Charles Strauzer - CJS Securities - Analyst

Great. Thank you very much.

Operator

The next question comes from the line of Tom Meagher with FBR.

Tom Meagher - Friedman, Billings, Ramsey Group, Inc. - Analyst

Yes, good morning. Rich, just a couple clarifications. First, when does the Texas contract actually transition back to the State?

And then secondly, given your comment about the $250 million liability that you could be subject to, is it fair to assume, without putting a number on it, that Accenture has a larger liability as the prime? I'm just trying to gauge their willingness to be willing to settle this thing?

Rich Montoni - MAXIMUS - President, CEO

Tom, the term of the contract with the State runs through June of 2010. The commissioner has provided some public information, and, as you may be aware, there are some negotiations occurring, we understand, between Accenture and the State to finalize this. But we did talk about certain components of the program winding up, I believe, in August of '08. But, otherwise, the prime contract, I believe, runs through June of 2010. As it relates to limit of liability, our subcontract, the limit of liability is $250 million. And I believe that's the amount of limit of liability in the prime contract between Accenture and the State.

Tom Meagher - Friedman, Billings, Ramsey Group, Inc. - Analyst

Okay. Thank you very much. I appreciate it.

Operator

The next question comes from the line of Matthew McKay with Jeffries and Company.

Matthew McKay- Jeffries and Co. - Analyst

Great. Good morning, guys. Just -- first of all, just to make sure I understand what's in the guidance, does -- do you assume that the Texas revenue -- or, I guess, what portions of the Texas revenue are you assuming carry through the full year and that's in guidance?

David Walker- MAXIMUS - CFO

We actually don't assume a lot of revenue, but primarily, at this point, it's fairly fluid, is around the EB program. So, on the EB program, the client -- development client would like us to do it, I think Accenture would like us to do the work, we are inclined to do the work, if we can get favorable terms. But its fluid and those are still under discussion. At this point, we are still presuming we do that work, which runs about $5 million a quarter.

And Q2 will be decremented. We've modified the revenue recognition approach. And you can see that in the current quarter where we've gone from the classic accounting, when you earn it, you book it, to the sort of thing we do on Rev Max contracts of what we call contingent revenue recognition, so it's much more cash basis. So, the revenue will be softer in Q2.

Matthew McKay- Jeffries and Co. - Analyst

Okay. And then, just remind me what the total revenue was for Texas in fiscal '06.

Rich Montoni- MAXIMUS - President, CEO

Let's look that up for you.

Matthew McKay- Jeffries and Co. - Analyst

Okay.

Rich Montoni- MAXIMUS - President, CEO

I've got $37 million.

David Walker- MAXIMUS - CFO

That's $37.3 million for fiscal '06, although Q1 was a ramp up on it and last year. So, it was 5.8 in Q1, 9.7 in Q2, 10.2 in Q3 and 11.5 in Q4, to give you the detail.

Matthew McKay- Jeffries and Co. - Analyst

Okay. So, I guess, with the guidance, you're expecting that you are going to be able to grow overall top line despite a trail off in the Texas revenue in the back half of the year and Ontario?

David Walker- MAXIMUS - CFO

Yes.

Matthew McKay- Jeffries and Co. - Analyst

Okay. I just want to make sure I understood all the dynamics there. And then, just on the business development side --

David Walker- MAXIMUS - CFO

Matthew, just to hit on your point -- and it's hard, because there are a lot of moving pieces, so just to help you with that base ops view. If you take our financial revenues, which are $161.1 million, you can compare to the same quarter last year, which are 162.7. If you took the Texas number out of there, which is kind of a strange number in the quarter because of the receivables, we reduced it as a negative 500,000. And if you adjusted for Ontario where we reduced revenue, you get to normalized revenues in Q1 of this year of $165.2 million. If you compare that on the same basis, which is you adjust for the Ontario revenue last year and the Texas revenue last year was $156.4 million. So organic, if you will, same store to store sales, you've got a 5.7% growth in base revenue operations year-over-year, if that helps you.

Matthew McKay- Jeffries and Co. - Analyst

That does help, actually, quite a bit.

David Walker- MAXIMUS - CFO

Great.

Matthew McKay- Jeffries and Co. - Analyst

And then, just one final question, just more of characterizing the business development. How aggressive are you on the business developments in terms of trying to win new business now, given that you are going through these issues right now? And then, just to compare that over the next year, do you expect to become more aggressive in the future?

Rich Montoni- MAXIMUS - President, CEO

That's a great question, and strategically in FY '07 we are focused very much on executing and delivering on those projects in our current book of business. And I very much want to keep much of our weight in balance on that direction. Naturally, we do have what, I think, are respectable business development opportunities, and we think the market is very strong out there. We think demand is strong.

The long-term underlying dynamics, which I've always spoken about in terms of what's happening with our customer base and the programs, we have confirmation that that is very strong, so there's a lot of opportunity out there. But in FY '07, we really want to keep our eye on the ball in executing the work we have at hand. When we have that core capability tuned up to the point we want it to have tuned up, then FY '08 will be a great year to bring in additional work. And I think that's the key and that's the strategy behind moving a company away from a top line growth focus to a bottom line growth focus.

Matthew McKay- Jeffries and Co. - Analyst

Okay. Great. Thanks a lot, guys.

Operator

The next question comes from the line of Jason Kupferberg with UBS.

Jason Kupferberg- UBS - Analyst

Hey guys. I just want to try and synthesize the Texas situation if I can to get to understanding it properly. The message I'm getting is that your operational losses are poised to decline in the second half of this FY, but then you still have the arbitration proceedings to deal with which could be a binary outcome with a maximum liability of 250 million?

Rich Montoni- MAXIMUS - President, CEO

I would agree with that.

Jason Kupferberg- UBS - Analyst

Okay. So, if that's the case, and given some of the inherent uncertainty of the arbitration outcome, would you be comfortable resuming buybacks or considering other cash deployment options in the second half when the operating losses improve? Or do you really need to preserve the balance sheet to potentially cover arbitration damages that might not be known until 2008, based on the time line that you guys laid out for the arbitration?

Rich Montoni- MAXIMUS - President, CEO

Jason, I think that's a very key issue for our Board of Directors to address, and that they do address, on a quarterly basis. I don't want to tip -- I don't want to indicate that we are inclined to change our policy as it relates to buybacks, but what you -- your question certainly makes a point that it's an issue to be addressed. And that is an option, that is a path that we can pursue.

Jason Kupferberg- UBS - Analyst

I'm sorry, just so I understand, the path is, that fact you could pursue --

Rich Montoni- MAXIMUS - President, CEO

It is a path we could pursue. We have a direction we could take in terms of starting our repurchase program again as we enter this second quarter and beyond.

Jason Kupferberg- UBS - Analyst

Okay.

Rich Montoni- MAXIMUS - President, CEO

But I don't want to indicate that we are inclined to do that. What I want to say is that we will address that issue, and our Board is very much aware of the issue. We will address it, I'm certain, in our upcoming March Board meeting.

Jason Kupferberg- UBS - Analyst

Okay. And just so I understand your next steps here in mid March, what it sounds like you guys are doing is effectively -- you're giving Accenture a chance to cure their defaults, right? But assuming that they do not, and I would love to here your thoughts on the probability of that happening, but assuming that they do not, are you guys unilaterally pulling out of integrated eligibility? And if that's the case, could that make the situation worse, or what? I'm sure you guys have thought through what Accenture's response to that might be. Just maybe talk through some of those scenarios, and, like I said, what the likelihood is that Accenture will cure their faults in the next eight days.

Rich Montoni- MAXIMUS - President, CEO

Well, it's not -- It's really not appropriate for me to get into, because it's really Accenture's responsibility to assess the likelihood of a cure. You do point out that there's not a whole lot of time left, so we will have to just wait and see what happens in eight days.

As it relates to transitioning the IE component, one very important consideration is the State's needs and the constituents of the States. And I sincerely believe that MAXIMUS and Accenture are very much respectful of that. I believe the two firms have acknowledged the importance to make sure we are collectively responsible in that context. That was done in the CHIP program where our teams worked closely together to come up with a very detailed transition plan, worked with the State to make sure they understood the elements of that plan and make sure that it was satisfactory.

And that plan is moving along, and I would expect the same thing in the IE transition program. We've had conversation. We are in the stages of structuring that transition program for IE, and I would expect that it would be very responsive to the needs of the State. That's very important.

Jason Kupferberg- UBS - Analyst

Okay. And lastly, with the new information on Texas and Ontario, et cetera, does this change your fiscal '07 free cash flow guidance?

Rich Montoni- MAXIMUS - President, CEO

David.

David Walker- MAXIMUS - CFO

Yes, it does, actually. In just the changing of the earnings changes, the free cash flow. So, we currently think and our guidance for cash flow from operations for the year would be $20 to $30 million, with free cash flow from break even to $10 million.

Jason Kupferberg- UBS - Analyst

Okay. Thanks.

Lisa Miles- MAXIMUS - IR

Thanks, Jason.

Operator

The last question comes from the line of Steve Balog with Cedar Creek Management.

Steve Balog- Cedar Creek Management - Analyst

You had mentioned earlier that some of the -- if a client has already been working with MAXIMUS, that the Texas and British Columbia and some of these issues don't bother them because they look at their own experience. What about a new business situation? How does that work? Are the competitors trying to make hay of this, and how do you combat that?

Rich Montoni- MAXIMUS - President, CEO

I would expect that the competitors will point to these matters. The good news is that I can't think of a competitor out there that has as few of situations as we do. So, all of the real players in this space have projects that don't go according to plan, and I don't really see it as something that's raised time and again. I think what -- frankly, I think most of the industry looks at these as isolated situations. British Columbia is not perceived to be negative. It's a long -- ten-year contract, new for that Province, we knew there would be up front investments. And, frankly, with new accounting rules, you tend to expense those on the front end. While getting to profitability is taking longer than expected, I think people are understanding of that. And Texas, I think, quite frankly, is viewed as very unique, being subcontractor is unique for MAXIMUS, the size of the contract is viewed as unique. So, I think most folks view that as very much a one-off unique situation.

Steve Balog- Cedar Creek Management - Analyst

Okay. And could you illuminate something you said earlier? You said, "The loss in the first quarter was 11.9, not 10.0 like we had hoped." There was modest improvement but not what you had hoped, due to, I think you said, the environment. Would you clarify what you mean by the environment or what you were talking or what you meant there?

Rich Montoni- MAXIMUS - President, CEO

Sure. It was a quarter more focused on what we were going to do going forward with Accenture than focusing on improving and optimizing the existing contract. So it's unfortunate where we ended up, but that's where we ended up.

Steve Balog- Cedar Creek Management - Analyst

Alright. Thanks.

Lisa Miles- MAXIMUS - IR

Thanks. I would like to thank everyone for joining us for our first quarter earnings call, and with that, the call will end.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077 and entering pin number 5269. Again, that phone number is 1-800-207-7077, pin number 5269.

Thank you ladies and gentlemen. This concludes today's teleconference. You may now disconnect.